                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               AQUARION COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

[LOGO] AGUARION

                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
                                 APRIL 23, 1996



To The Shareholders:

          In celebration of the 15th anniversary of Aquarion Company's (the "Company") acquisition of Timco, Inc., the Company's timber processing subsidiary, the Annual Meeting of Shareholders of the Company will be held at 10:00 a.m. on Tuesday, April 23, 1996, at Timco Inc., William S. Warner Custom Building, Depot Street, Center Barnstead, New Hampshire, for the purposes set forth below.

        1.  To elect three directors to Class II of the Board of Directors.

        2. To ratify the selection of Price Waterhouse as the Company's independent public accountants for the coming year.

        3. To consider and vote upon a shareholder proposal relating to the retirement plan for non-employee directors, as described in the proxy statement.

        4. To transact such other business as may properly come before the meeting.

        Shareholders of record at the close of business on March 5, 1996 will be entitled to vote at the meeting.

                                     By Order of the Board of Directors

                                     LARRY L. BINGAMAN
                                     Secretary



-------------------------------------------------------------------------------
ALL SHAREHOLDERS ARE CORDIALLY INVITED TO THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, HOWEVER, PLEASE SIGN AND DATE THE PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE MEETING AND VOTE IN PERSON. IF YOU PLAN TO ATTEND, PLEASE CHECK THE BOX PROVIDED ON YOUR PROXY CARD. UPON RECEIPT OF YOUR PROXY WITH THE BOX CHECKED, WE WILL SEND YOU AN ADMISSION CARD WITH DIRECTIONS TO THE ANNUAL MEETING.
--------------------------------------------------------------------------------

                               AQUARION COMPANY
                                835 MAIN STREET
                        BRIDGEPORT, CONNECTICUT  06601

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 23, 1996

          The enclosed Proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on April 23, 1996, and any adjournment thereof.

          Holders of the Common Stock of the Company of record at the close of business on March 5, 1996 are entitled to notice of and to vote at the meeting. On the record date, there were 6,884,334 outstanding shares of Common Stock, which is the only class of capital stock of the Company entitled to vote at the meeting. Each shareholder is entitled to one vote for each share of Common Stock held.

          A proxy may be revoked by a shareholder at any time before it is voted by mailing his or her revocation or a subsequent proxy to the Secretary of the Company at the above address or by filing a written revocation at the meeting with the Secretary of the Company. Each valid proxy will be voted at the meeting, and such vote will be cast in accordance with the shareholder's direction specified in the proxy.

          The cost of soliciting proxies, which will be borne by the Company, is estimated to total $6,500. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone. Banks, brokerage houses and other custodians, nominees or fiduciaries who hold stock in their names will be requested to solicit proxies from the persons owning such stock. D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, has been retained by the Company to assist in such solicitation.

          The Proxy Statement and Proxy are being mailed to shareholders beginning on March 21, 1996.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

NOMINEES AND BENEFICIAL OWNERSHIP

          The Board of Directors of the Company is divided into three classes. At the Annual Meeting, three directors will be elected to Class II for a three-year term. At the 1997 Annual Meeting of Shareholders, directors will be elected to Class III for a three-year term and at the 1998 Annual Meeting of Shareholders, directors will be elected to Class I for a three-year term. Information with respect to the three nominees proposed for election to Class II and information with respect to the eight other directors is set forth below. All nominees have been nominated by the Board of Directors for election as directors. It is intended that the proxies will be voted for the three nominees hereinafter named, all of whom have indicated their willingness to serve if elected, unless otherwise indicated on any proxy. All nominees are presently
directors of the Company.   In accordance with the retirement policy of the
Board, Mr. Larry Pflieger, a director since 1985, is not a candidate for re-
election this year.    Each nominee has held the principal occupation shown for
the past five years unless otherwise indicated. Directors are elected by plurality vote. Abstentions and broker non-votes will not have the effect of votes in opposition to a director.

While it is not anticipated that any of the nominees will be unable to serve as a director, if that should occur, the proxies will be voted for such other person or persons as the present Board of Directors shall determine, or the Board of Directors may reduce the number of directors to eliminate the vacancy.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS TO SERVE THREE-YEAR TERMS ENDING AT THE 1999 ANNUAL MEETING OF SHAREHOLDERS



                                                                                             DIRECTOR
                     AGE                        PRINCIPAL OCCUPATION                          SINCE
                     ---------------------------------------------------------------------------------
JANET D. GREENWOOD              52               Partner, Heidrick and Struggles (since 1994);           1988
                                                 consultant 1992 to 1994. President Emeritus
                                                 (since 1991) of the University of Bridgeport.
                                                 Founding President of the Long Island Sound
                                                 Foundation.

DONALD M. HALSTED, JR.          69               Independent businessman.  Director                      1975
                                                 of Bancroft Convertible Fund, Inc.
                                                 and Ellsworth Convertible Growth and
                                                 Income Fund, Inc.

JOHN A. URQUHART                67               President, John A. Urquhart Associates, a               1990
                                                 management consulting firm (since 1991).
                                                 Vice Chairman of Enron Corp. (since 1991).
                                                 Director of TECO Energy, Inc., Enron Corp.,
                                                 Hubbell Incorporated and The Weir Group PLC.



CLASS III DIRECTORS WHOSE THREE-YEAR TERMS END AT THE 1997 ANNUAL MEETING OF SHAREHOLDERS


                                                                                                      DIRECTOR
                               AGE                        PRINCIPAL OCCUPATION                          SINCE
                             ---------------------------------------------------------------------------------
GEORGE W. EDWARDS, JR.          56               Retired.  Formerly President and Chief Executive        1988
                                                 Officer (1991-May 1995) of Kansas City Southern
                                                 Railway Co.  Director of Hubbell Incorporated
                                                 and El Paso Electric Company.

EUGENE D. JONES                 71               Senior Vice President  of Greiner, Inc.,                1992
                                                 a consulting engineering firm specializing
                                                 in transportation-related facilities. Trustee of
                                                 Clarkson University.

G. JACKSON RATCLIFFE            59               Chairman, President and Chief Executive                 1982
                                                 Officer of  Hubbell Incorporated, a manufacturer
                                                 of electrical/electronic components and systems.
                                                 Director of Praxair, Inc. and Olin Corporation.

WILLIAM S. WARNER               71               Vice Chairman of the Board of Directors                 1956
                                                 (since October 1995), Chairman of the Board (1987-
                                                 October 1995) of the Company.


CLASS I DIRECTORS WHOSE THREE-YEAR TERMS END AT THE 1998 ANNUAL MEETING OF SHAREHOLDERS

                                                                                                       DIRECTOR
                                AGE                          PRINCIPAL OCCUPATION                        SINCE
                                -------------------------------------------------------------------------------
GEOFFREY ETHERINGTON            67               Chairman and President of Etherington Industries,       1976
                                                 a group of six privately held industrial companies.

EDGAR G. HOTARD                 52               Director (since 1992) and President of Praxair, Inc.,   1995
                                                 an industrial gases supplier and supplier of metal
                                                 and ceramic coatings and powders.  Director of Iwatani
                                                 Industrial Gases, Inc., Osaka, Japan.

JACK E. MCGREGOR                61               Chairman of the Board (since October 1995);             1987
                                                 President  and Chief Executive Officer (1990-
                                                 October 1995) of the Company.  Principal,
                                                 Bridgeport Waterfront Investors, LLC; and
                                                 Business and Economic Development Advisor,
                                                 Cohen & Wolf, P.C. (since October 1995).
                                                 Director of Bay State Gas Company and
                                                 People's Bank.  Past President and Director,
                                                 National Association of  Water Companies.
                                                 Trustee of Barnum Museum and Mystic
                                                 Marinelife Aquarium.

RICHARD K. SCHMIDT              51               President and Chief Executive Officer (since            1995
                                                 October 1995) and formerly Senior Vice President
                                                 (1993-1995) of the Company.  President (1992-1995)
                                                 and Chief Executive Officer (since 1992) of Industrial
                                                 and Environmental Analysts, Inc., a  subsidiary of the
                                                 Company.  Formerly President and Chief Operating
                                                 Officer of Mechanical Technology, Inc. (1984-1992).

STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

         The following table sets forth the number of shares of Common Stock of the Company beneficially owned, directly or indirectly, by each director, by each of the five most highly compensated executive officers, and by all directors and executive officers as a group, as of March 5, 1996:



NAME OF INDIVIDUAL OR        SHARES BENEFICIALLY OWNED          PERCENT OF
NUMBER OF PERSONS IN GROUP   DIRECTLY OR INDIRECTLY (1)(2)(3)    CLASS  (4)
--------------------------   -------------------------------    -----------
-----------------------------------------------------------------------------
George W. Edwards, Jr...............       1,500              *
-----------------------------------------------------------------------------
Geoffrey Etherington................       5,466              *
-----------------------------------------------------------------------------
Janet  D. Greenwood.................         200              *
-----------------------------------------------------------------------------
Donald M. Halsted, Jr...............       5,902              *
-----------------------------------------------------------------------------
Edgar G. Hotard.....................         105              *
-----------------------------------------------------------------------------
Eugene D. Jones.....................         362              *
-----------------------------------------------------------------------------
Jack E. McGregor....................     161,431            2.3%
-----------------------------------------------------------------------------
Larry L. Pflieger...................       3,043              *
-----------------------------------------------------------------------------
G. Jackson Ratcliffe................       3,822              *
-----------------------------------------------------------------------------
Richard K. Schmidt..................      24,500              *
-----------------------------------------------------------------------------
John A. Urquhart....................         500              *
-----------------------------------------------------------------------------
William S. Warner...................      19,812              *
-----------------------------------------------------------------------------
Larry L. Bingaman...................      33,838              *
-----------------------------------------------------------------------------
Janet M. Hansen.....................      20,748              *
-----------------------------------------------------------------------------
James S. McInerney..................      43,545              *
-----------------------------------------------------------------------------
Directors and Officers as a  group..     324,774            4.7%
-----------------------------------------------------------------------------


-----------------

(1) Based on reports furnished by the directors and officers. The shares include, in some instances, shares held by the immediate families of directors and officers or entities controlled by directors and officers, the reporting of which is not to be construed as an admission of beneficial ownership. The number of shares includes options to purchase shares that may be acquired within 60 days through the exercise of stock options under the Company's stock option plan as follows: Jack E. McGregor, 152,500 shares; Larry L. Bingaman, 32,916 shares; Janet M. Hansen, 17,583 shares; James S. McInerney, 41,916 shares; Richard K. Schmidt, 23,166 shares;
     and, directors and executive officers as a group, 268,081. See "Compensation of Directors and Executive Officers" below.

(2) Each of the directors and officers included in the foregoing table has sole voting and investment power as to the shares of Common Stock beneficially owned, directly or indirectly, by him or her, except for the following: (i) as to which such powers are shared, 922 shares with respect to Mr. Bingaman, 1,004 shares with respect to Mrs. Hansen, and 83 shares with respect to Mr. Schmidt; (ii) as to which such powers are held by other people or entities, 494 shares with respect to Mr. Etherington, 409 shares with respect to Mr. McGregor, 3,294 shares with respect to Mr. Halsted, 18,460 shares with respect to Mr. Warner, 125 shares with respect to Mr. McInerney; and, (iii) as to which there are restrictions as to the disposition of shares, 334 shares with respect to Mr. McInerney.

(3) Does not include share units, each representing one share of Common Stock credited to and held under the Company's deferred compensation program for directors who are not employees of the Company, as discussed below under "Compensation of Directors." As of March 1, 1996, the following stock units have been credited under the deferred compensation program:
     Etherington, 18,230 units; Greenwood, 50 units; Hotard, 50 units; Ratcliffe, 50 units; and, Urquhart, 50 units.

(4) Asterisk denotes percentage of beneficial stock ownership less than one percent of the outstanding Common Stock of the Company.



BOARD OF DIRECTORS MEETINGS

          Eight meetings of the Board of Directors were held during 1995. Average attendance at Board and Committee meetings was approximately 94 percent.


COMMITTEES OF THE BOARD

          The Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, an Environmental and Public Affairs Committee, and a Finance Committee. All members of the Committees are non-employee directors. The Board does not have a standing Nominating Committee, as this function is handled by the full Board. Shareholders desiring to recommend directors should communicate with the Secretary of the Company.


AUDIT COMMITTEE

          The membership of the Audit Committee consisted of Messrs. Halsted, Etherington, Hotard, Pflieger and Dr. Greenwood. The Committee met three times during 1995, each time with representatives of Price Waterhouse, the Company's accountants, present. The functions of the Audit Committee are to recommend the selection of auditors to the Company's Board of Directors; review the scope of the annual audit; consider specific problems and questions that may arise in the course of the audit; monitor the adequacy of accounting and auditing controls and report to the Board of Directors with respect to these matters.

COMPENSATION COMMITTEE

          The membership of the Compensation Committee consisted of Messrs. Ratcliffe, Edwards, Halsted, Jones, and Urquhart. The Committee met six times in 1995. The functions of the Committee are to formulate executive compensation policy of the Company; to consult with management with respect thereto and to present recommendations relating thereto to the Board of Directors; to administer the Company's incentive compensation plans; to formulate Company management succession plans; and, to advise the Board of Directors on such matters as the composition of the Board of Directors and its Committees.


ENVIRONMENTAL AND PUBLIC AFFAIRS COMMITTEE

          The membership of the Environmental and Public Affairs Committee consisted of Dr. Greenwood, and Messrs. Edwards, Hotard, Jones and Warner. The Committee met twice in 1995. The functions of the Committee are to oversee the Company's policies, practices and procedures as to compliance with environmental laws and regulations; to assist management in formulating plans and programs to develop and enhance public understanding of the Company; to monitor compliance by the Company and its personnel with laws and regulations relating to lobbying and the political process; and, to oversee the Company's community relations programs.


FINANCE COMMITTEE

          The membership of the Finance Committee consisted of Messrs. Urquhart, Etherington, Pflieger, Ratcliffe, and Warner. The Committee met six times during 1995. The functions of the Finance Committee are to administer the Trust Fund of the Company's retirement plans; to review and monitor the financial planning and financial structure of the Company; and, to render advice, counsel and assistance to the corporate financial officer in the execution of her responsibilities.


COMPENSATION OF DIRECTORS

          Each director who is not an employee of the Company receives an annual retainer of $15,000 plus $750 for each Board meeting and Committee meeting attended. Committee chairmen are paid an additional annual retainer of $3,000. Directors also receive $750 each time they render consulting services other than part of a Board or Committee meeting. Directors who are employed by the Company receive no additional compensation for their services as directors of the Company. Pursuant to a deferred compensation plan any outside director may defer payment of his or her annual retainer and meeting fees in cash or stock units. Interest equivalents on payments deferred in the form of cash accrue quarterly (and on previously credited interest) at the then prevailing prime rate. Dividend equivalents are paid on the stock units and are converted into additional stock units. The deferred amounts plus interest will be paid to such a director beginning with the calendar year following the termination of his or her service as a director, in either a lump sum or in any number of equal installments as the director elects. Amounts credited to a director's stock unit account shall be paid in the form of one share of Common Stock for each stock unit, with a cash payment with any final installment for any fractions of a stock unit remaining.

          The Company has a directors' retirement plan related to service as a non-employee director. After five years of such service, a director earns an annual retirement benefit equal to 50 percent of the amount of the annual retainer (the "Annual Retainer"). Annual Retainer fees shall not be considered to the extent that they exceed $10,000. The amount of the retirement benefit earned by a non-employee director increases for each year of service thereafter by an amount equal to ten percent of the Annual Retainer in effect upon the cessation of such director's service on the Board until the director has earned, after ten years of non-employee Board service, an annual retirement benefit equal to the full amount of the Annual Retainer not to exceed $10,000. The Board may from time to time adjust the amount of the annual benefit, and any such adjustment would be applicable to all individuals then receiving retirement benefits under the plan. An annual retirement benefit not to exceed $10,000, subject to Board adjustment, is also payable in the event of death or permanent and total disability after five years as a non-employee director or upon termination as a director in the event of a change in control of the Company. The benefit is payable for the lifetime of the director and thereafter to the director's designated beneficiary, to the extent that the director did not receive retirement benefits for a period at least equal to his or her years of credited service as a non-employee director. Except for death, disability or a change in control of the Company, retirement benefits under the plan do not become payable until age 65 or the later cessation of Board service. Such benefits are unfunded.

          Directors are covered under the Company's group health insurance plans as a supplement to such insurance as may be applicable to the directors from other sources. In 1995, group health insurance benefits provided to Messrs. Goodspeed, Pflieger and Urquhart amounted to $419, $161 and $927, respectively.

          In connection with his retirement as the Company's Chief Executive Officer on January 1, 1990, Mr. Warner entered into an agreement with the Company whereby Mr. Warner renders consulting services to the Company. The agreement, which will expire in 1996, provides for payments of up to $50,000 annually.

          In connection with his retirement as the Company's Chief Executive Officer on October 1, 1995, Mr. McGregor entered into an agreement with the Company whereby Mr. McGregor renders consulting services to the Company. For information concerning this agreement with the Company, see "Employment Contracts and Termination and Change-in-Control Arrangements."

                             EXECUTIVE COMPENSATION

          The following table presents the compensation provided by the Company to its Chief Executive Officer and the Company's four most highly compensated executive officers for services rendered to the Company in 1993, 1994 and 1995:



                           SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------
                                                                          LONG-TERM
                                                                         COMPENSATION
                           ANNUAL COMPENSATION          -------------------------------------
                                                                    AWARDS
---------------------------------------------------------------------------------------------
                                                           RESTRICTED                   ALL
                                                  OTHER      STOCK       SECURITIES    OTHER
                                                 ANNUAL      AWARDS      UNDERLYING    COMP.
                              SALARY    BONUS     COMP.       (1)       OPTIONS/SARS    (2)
                        YEAR    ($)     ($)        ($)        ($)           (#)         ($)
=============================================================================================
J. E. McGregor (3)      1995  249,000   65,650                                         12,547
Chairman of the         1994  257,502   65,650                                61,000   12,587
 Board                  1993  247,881   46,876                 14,616         20,000   16,584
=============================================================================================
R. K. Schmidt (4)       1995  196,516   19,200   121,058                      50,000    7,039
President and Chief     1994  165,537   77,390                                22,000    4,620
 Executive Officer      1993  155,771   14,559                  4,516          5,000    2,248
=============================================================================================
J. S. McInerney (5)     1995  163,000   52,000                                20,000    9,161
President and CEO,
Bridgeport              1994  153,252   31,233                                22,000    8,062
Hydraulic Company       1993  145,506   25,906                 10,378          5,000    8,100
=============================================================================================
J. M. Hansen (6)        1995  137,500   40,100                                20,000    7,802
Executive Vice
 President,             1994  128,502   30,000                                13,000    6,655
CFO and Treasurer       1993  121,194   19,379                  6,521          5,000    6,722
=============================================================================================
L. L. Bingaman          1995  113,000   20,300                                 5,000    6,323
Vice President,
Corporate Relations     1994  112,432   23,165                                11,000    5,755
and Secretary           1993  109,750   17,971                  4,821          5,000    6,216
---------------------------------------------------------------------------------------------

-------------------

(1) The number and dollar value of shares of previously granted restricted stock held on December 31, 1995, based on a closing price of the Company's Common Stock on December 31, 1995 was: J. S. McInerney---334 shares ($8,517). Restricted stock is Common Stock of the Company and dividends are paid thereon at the same rate as on unrestricted shares.

(2) The amounts shown for named officers represent the Company's contribution to The Employee Savings and Investment Plan accounts for such officers.

(3) Mr. McGregor served as President and Chief Executive Officer of the Company until October 1, 1995.

(4) Mr. Schmidt became President and Chief Executive Officer of the Company on October 1, 1995, having served previously as President and Chief Executive Officer of Industrial and Environmental Analysts, Inc. ("IEA"). Mr. Schmidt continues to be Chief Executive Officer of IEA. The amount shown under Other Annual Compensation for 1995 represents Mr. Schmidt's relocation allowances, including reimbursement for taxes.

(5) Mr. McInerney became Chief Executive Officer of Bridgeport Hydraulic Company on April 25, 1995 and President of Bridgeport Hydraulic Company on April 23, 1991, having served previously as Chief Operating Officer and Executive Vice President.

(6) Mrs. Hansen became Executive Vice President on October 1, 1995 and Chief Financial Officer of the Company on April 28, 1992, having served previously as Senior Vice President, Chief Financial Officer and Treasurer of the Company.


STOCK OPTIONS

          The following table sets forth information with respect to all options granted to the named executive officers during 1995, including the potential realizable value of each grant assuming that the market value of the Company's Common Stock appreciates in value from the date of the grant to the expiration of the option at annualized rates of (a) five percent and (b) ten percent, in each case compounded annually over the term of the option. These assumed rates of appreciation have been specified by the Securities and Exchange Commission for illustrative purposes only and are not intended to predict future prices of the Company's Common Stock, which will depend upon market conditions and the Company's future performance and prospects.

          Based on the number and market price of the shares outstanding at year-end 1995, the Company's market capitalization was $174,809,717, and assuming a five percent and ten percent annualized increase, produce a corresponding market capitalization of $284,746,608 and $453,411,384, respectively.

                       OPTIONS GRANTS IN LAST FISCAL YEAR

---------------------------------------------------------------------------------------------
                                                                       POTENTIAL REALIZABLE
                                                                         VALUE AT ASSUMED
                                                                         ANNUAL RATES OF
                                                                           STOCK PRICE
                                                                         APPRECIATION FOR
                                      INDIVIDUAL GRANTS                    OPTION TERM
                         ------------------------------------------------------------------
                         NUMBER        % OF
                           OF         TOTAL
                       SECURITIES   OPTIONS
                       UNDERLYING   GRANTED TO   EXERCISE
                        OPTIONS     EMPLOYEES    OR BASE
       NAME             GRANTED      IN FY       PRICE     EXPIRATION
                          (#)        1995       ($/SH)       DATE       5% ($)      10%($)
===========================================================================================
J. E. McGregor (1)         18,000      8%      27.125       2/2/04      307,058     778,145
-------------------------------------------------------------------------------------------
J. E. McGregor (1)         34,000     15%       21.75      12/5/04      465,068   1,178,573
-------------------------------------------------------------------------------------------
R. K. Schmidt (2)          50,000     22%       23.25     10/13/05      731,090   1,852,726
-------------------------------------------------------------------------------------------
J. S. McInerney (2)        20,000      9%       23.50      12/5/05      295,580     749,059
-------------------------------------------------------------------------------------------
J. M. Hansen (2)           20,000      9%       23.50      12/5/05      295,580     749,059
-------------------------------------------------------------------------------------------
L. L. Bingaman (2)          5,000      2%       23.50      12/5/05       73,895     187,265
-------------------------------------------------------------------------------------------


(1)  This represents an amendment to previously granted options which may be
     deemed a regrant under   Securities and Exchange Commission regulations.

(2) One-third of the stock options granted to the named executive become exercisable on each of the first three anniversaries of the grant date, but may be exercised earlier if there is a change in control of the Company as defined under "Employment Contracts and Termination and Change-in-Control Arrangements" below. The Company has not granted Stock Appreciation Rights.

          The following table sets forth the aggregated 1995 year-end options values. During 1995, no options were exercised by the named officers.

                 AGGREGATED 1995 FISCAL YEAR-END OPTIONS VALUES

-----------------------------------------------------------------------------------------
                    SHARES
                   ACQUIRED               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                      ON        VALUE    UNDERLYING UNEXERCISED   IN-THE-MONEY OPTIONS AT
                   EXERCISE   REALIZED    OPTIONS AT FY-END (#)     FY-YEAR END ($) (1)
-------------------------------------------------------------------------------------------
                                              EXERCISABLE/
        NAME                                 UNEXERCISABLE        EXERCISABLE/UNEXERCISABLE
-------------------------------------------------------------------------------------------
J. E. McGregor           ---        ---           152,500/0                $184,439/0

R. K. Schmidt            ---        ---            19,833/64,667            $54,063/142,500

J. S. McInerney          ---        ---            38,583/34,667            $ 36,720/70,000

J. M. Hansen             ---        ---            15,583/28,667            $ 29,718/57,502

L. L. Bingaman           ---        ---            30,916/12,334            $ 63,718/22,503
-------------------------------------------------------------------------------------------

(1) Market value of underlying securities at year-end, minus the exercise or base price.


RETIREMENT PROGRAM

          Under the Company's qualified retirement plan (the "Pension Plan") and the Supplemental Benefit Plan (the "Supplemental Plan") for certain key executives, an eligible employee will receive a benefit at retirement that is based upon the employee's number of years of credited service and average pensionable compensation (salary in case of the Pension Plan and salary plus annual bonus in case of the Supplemental Plan, in each case as set forth in the Summary Compensation Table) during, in the case of the Pension Plan, the highest five consecutive years of the employee's final ten years of service. The benefits under the Supplemental Plan are not subject to the Internal Revenue Code provisions that limit benefits under the Pension Plan. For a single employee, the benefits are straight life annuity amounts and for a married employee the benefits are 50 percent joint and survivor annuity amounts. As of December 31, 1995, the years of credited service are 4 years for Mr. Schmidt; for Mr. McInerney 25 years; Mrs. Hansen, 20 years; and Mr. Bingaman, 6 years. The following table illustrates for representative average annual pensionable compensation and years of credited service the annual retirement benefit payable to employees under the Plans upon retirement in 1996 at age 65 based on the straight life annuity form of benefit.

                              PENSION PLAN TABLE


-------------------------------------------------------------------------
    FIVE-YEAR AVERAGE                YEARS OF CREDITED SERVICE
 COMPENSATION RECOGNIZED  -----------------------------------------------
     UNDER THE PLAN
-------------------------------------------------------------------------
                                10       15        20        25        30
-------------------------------------------------------------------------
        $120,000           $19,600  $29,400  $ 39,200  $ 49,000  $ 58,800

        $180,000           $30,600  $45,900  $ 61,200  $ 76,500  $ 91,800

        $240,000           $41,600  $62,400  $ 83,200  $104,000  $124,800

        $300,000           $52,600  $78,900  $105,200  $131,500  $157,800

        $360,000           $63,600  $95,400  $127,200  $159,000  $190,800
-------------------------------------------------------------------------

EMPLOYMENT CONTRACTS AND TERMINATION AND CHANGE-IN-CONTROL ARRANGEMENTS

          Messrs. Schmidt, McInerney, Bingaman and Mrs. Hansen each have an employment agreement with the Company. Mr. Schmidt's agreement, which became effective when he succeeded Mr. McGregor as the Company's Chief Executive Officer on October 1, 1995, has a term of three years. The agreements with Messrs. McInerney, Bingaman and Mrs. Hansen each have a term of two years and are extended monthly for an additional month unless either the Company or the employee elects otherwise, in which event the agreement would expire at the end of the then remaining two-year term. Each agreement provides for the payment of a minimum base salary which is subject to increase by the Board in accordance with the Company's customary compensation practice and for participation by the employee in the Company's benefits plans and programs. The annual base salaries, effective April 1, 1996, for Messrs. Schmidt, McInerney, Bingaman and Mrs. Hansen are $215,000, $175,000, $118,000 and $150,000, respectively.

          In the event of either a material lessening of the employee's responsibilities during the term of the agreement, or assignment or reassignment to another geographic area, or liquidation, dissolution, consolidation, acquisition or merger of the Company (except by a successor corporation of at least equal net worth which assumes the agreement) or a reduction in compensation and benefits, the agreement may be terminated and certain benefits would be provided to the employee. Such benefits would essentially compensate the employee for the salary (subject, in Mr. Schmidt's case, to a limit of 2 times his annual salary, and as to Messrs. McInerney, Bingaman and Mrs. Hansen, to a limit of 1.5 times each person's annual salary), benefits, including the Company's share of contributions which would have been made on behalf of the employee to the Company's Employee Savings and Investment Plan (and the related Supplemental Benefit Plan) and pension rights he or she would have had for the remainder of the primary term of the agreement. Therefore, if any of the events listed above occur and result in a termination toward the end of a non-renewed employment term, the value of such benefits would be minimal, while such a termination earlier in the term of an agreement would, subject to the application of the maximum limits specified above, result in proportionately greater benefits. At present salary levels, the maximum termination benefits relating to the salaries of Messrs. Schmidt, McInerney, Bingaman and Mrs. Hansen would be $430,000, $262,500, $177,000, and $225,000, respectively. Coverage under the Company's health and welfare benefits plans would be extended to these individuals for a period of 24 months after termination under the circumstances described above.

          Effective October 1, 1995, Mr. McGregor retired as Chief Executive Officer of Aquarion and was appointed Chairman of the Board, succeeding Mr. Warner. Mr. McGregor has a consulting agreement with the Company that has a term of five years, or such later date as determined by the Board of Directors. The agreement may be terminated earlier on any anniversary of the commencement of the second consulting period.

          The consulting period shall consist of the "First Consulting Period," commencing the day following October 1, 1995 and ending on the first anniversary of such day, and the "Second Consulting Period," comprising the remainder of the consulting period. The Board of Directors, in its sole discretion, can terminate the agreement as of the last day of the First Consulting Period. During the First Consulting Period, Mr. McGregor will receive a consulting fee of $175,000 per year, and during the Second Consulting Period, he will receive a fee of $75,000 per year. Mr. McGregor will receive as an additional retirement benefit an annual amount equal to $25,900 paid in equal monthly installments that will cease upon his death as well as a retirement benefit in the annual amount of $33,200 commencing at the age of 61. Mr. McGregor received a 1995 annual incentive award of $65,650, 61 percent of Mr. McGregor's target bonus level as Chief Executive Officer.

          The exercise period for the 34,000 stock options awarded on December 5, 1994 will be extended to such options' 10-year terminus, and such options together with the 18,000 stock options awarded on February 2, 1994 became immediately exercisable on September 1, 1995.

          Unvested options will become exercisable in the event of a change in control of the Company. For this purpose, a change in control shall be deemed to have occurred in the following circumstances unless the event in question has been approved in advance by the continuing directors: (i) the acquisition by any person or group of 15 percent of the Company's outstanding shares; (ii) the purchase of the Company's outstanding shares under a tender offer or exchange offer; (iii) less than two-thirds of the Company's Board of Directors are continuing directors; (iv) approval of the shareholders of a merger, consolidation, liquidation or dissolution of the Company or the sale of its assets. Continuing directors shall mean members of the Board on the date the plan in question was adopted or who were recommended or elected to the Board by a majority of continuing directors.



                   BOARD OF DIRECTORS COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION


EXECUTIVE COMPENSATION PHILOSOPHY

          The objectives of Aquarion's executive compensation program are to link executive compensation with creation of customer and shareholder value, to attract and to retain qualified executives, and to produce strong financial performance for the benefit of our shareholders while providing a high level of customer service and value for our customers. In order to meet these objectives, the compensation program is designed to be competitive with
compensation programs provided by comparable businesses.   For the water utility
business, the comparison group consists of water and other utilities (the "utility comparison group") with comparable revenues as maintained in various databases, including the companies in the Edward Jones water utility group displayed on the performance graph. For the non-utility businesses, the comparison group consists of companies with comparable revenues and lines of business as maintained in various other databases (the "non-utility comparison group").


EXECUTIVE COMPENSATION PROGRAM

          Each year, the Compensation Committee, which is comprised entirely of outside directors, recommends to the Board of Directors compensation arrangements for officers, including the salary structure and salary grade assignments, individual salaries, annual and long-term incentive plan awards, performance standards for new awards, payouts from past awards, and the overall design of the executive compensation program.

          The Compensation Committee determined that based on Mr. McGregor's experience and knowledge of the industry, it was appropriate to retain his services under a consulting agreement, the terms of which are fully described on Pages 12 and 13.

          Aquarion's executive compensation program in 1995 consisted of three components: salary, annual incentive compensation, and stock options.

          The primary comparison for CEO compensation is a select group of 13 investor-owned water utilities with whom Aquarion compares its business performance. Since Aquarion is one of the largest companies in this group, the total compensation target is set in the third quartile.

          Salary ranges are set by periodic comparison to rates of pay for comparable positions within the utility industry for corporate and utility
positions and the non-utility industries for non-utility positions.   Individual
salaries are generally considered for adjustment based on external salary levels, individual performance and potential, and/or changes in duties and responsibilities. Based on salary data compiled by outside consultants, officer salaries approximate the 50th percentile salary reported for comparable positions.

          Annual incentive compensation opportunities are targeted such that at targeted performance levels, salary plus annual incentive awards for corporate and water utility positions will be at or near the 50th percentile of companies within the utility industry, and for non-utility positions, at or near the 50th percentile within non-utility industries. Annual objectives are established, subject to Compensation Committee approval, for corporate, operating company, and individual performance. Customer service performance is a criterion for every executive with earnings per share being the criterion for corporate performance and pre-tax profit being the criterion for operating company performance. The Chief Executive Officer's targeted award is based on corporate performance and customer service, while other officers' targets are allocated among corporate, operating company and individual objectives and customer service as appropriate. Targeted award levels also vary according to magnitude of responsibility, with incentive compensation constituting a potentially greater portion of the Chief Executive Officer's total annual compensation than it does for other officers.

          Award opportunities under the stock option plan are targeted between 50th and 75th percentile utility industry levels for the corporate and utility positions and at the 50th percentile of general industry levels for non-utility positions (which levels are reflected in databases maintained by the Company's compensation consultants). The use of stock options is intended to encourage stock ownership by management and to further assure alignment of management's compensation with shareholder return. Option awards are determined each year based on the expected present value of long-term incentives, and are made independent of an executive's balance of unexercised options.

          In December 1993, the Internal Revenue Service (IRS) adopted a regulation, applicable to publicly held corporations, which denies federal income tax deductions for compensation in excess of $1 million paid in a taxable year to any of its named executive officers. The Company does not anticipate that any of its executives will exceed this limit on deductible compensation.


CEO COMPENSATION - 1995

          Based on the advice of professional consultants independently employed by the Committee and coupled with its members' individual business judgments, the Compensation Committee reviewed and approved the level and form of compensation for the Chief Executive Officer in 1995.

          Aquarion's net income for 1995 is slightly below target. Net income of $12.9 million increased 5.4 percent from 1994.

          Mr. Schmidt received a salary of $215,000, effective October 1, 1995, as the new Chief Executive Officer of Aquarion, which approximated a 44th percentile salary among chief executives within the utility comparison group. The Committee recommended a 1995 annual incentive award of $19,200, based on his contribution in the fourth quarter as Chief Executive Officer. No incentive award was recommended for his contribution as President of Industrial and Environmental Analysts, Inc., for the first three quarters of the year because only two laboratories achieved objectives. Mr. Schmidt also received a stock option grant in 1995 of 50,000 options upon his appointment as Chief Executive Officer of Aquarion. The grant is exercisable at a price equal to the market price of the stock on the date of grant.

                             Compensation Committee

                         G. Jackson Ratcliffe, Chairman
                             George W. Edwards, Jr.
                                Eugene D. Jones
                             Donald M. Halsted, Jr.
                                 John A. Urquhart


SHAREHOLDER RETURN PRESENTATION

          The following performance graph compares the yearly percentage change in the Company's cumulative total shareholder return on its Common Stock with the cumulative total return on the S&P 500 Index and the Edward Jones Water Utility Industry Return Comparison, which includes the Company, for the five years commencing 1991 and ended 1995. The Edward Jones Utility Industry peer group provides a broad array of companies that are similar to Aquarion's market capitalization. A majority of the Company's peer group uses the Edward Jones Water Utility Industry Return Comparison.

          FIVE YEAR CUMULATIVE TOTAL RETURN -- S&P 500, EDWARD  JONES
                      WATER UTILITY INDUSTRY, AND AQUARION

                             [CHART APPEARS HERE]

                          Edward Jones       Aquarion       S&P 500
              -----------------------------------------------------
              12/90             100             100             100
              12/91           142.8             124           130.3
              12/92           158.1           135.1           140.3
              12/93           180.2           163.8           154.3
              12/94           167.9           147.4           156.5
              12/95           211.2           167.8           215.1


          The Peer Group consists of American Water Works Company, Inc., Aquarion Company, California Water Service Company, Connecticut Water Service, Inc., Consumers Water Company, Dominguez Services Corp., E'Town Corp., IWC Resources Corporation, Middlesex Water Company, Philadelphia Suburban Corporation, SJW Corp., Southern California Water Company, Southwest Water Company, and United Water Resources.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

          The Board of Directors of the Company has selected Price Waterhouse, 300 Atlantic Street, Stamford, Connecticut 06904 as its independent public accountants for 1996. In accordance with a resolution of the Board of Directors, this selection is being presented to shareholders for ratification at the Annual Meeting.

          If the foregoing proposal is not approved by the shareholders or if, prior to the 1996 Annual Meeting, Price Waterhouse shall decline to act or otherwise become incapable of acting, or if its employment shall be otherwise discontinued by the Board of Directors, then the Board of Directors will appoint other independent public accountants whose employment for any period subsequent to the 1996 Annual Meeting will be subject to ratification by the shareholders at that meeting.

          The firm of Price Waterhouse has audited the financial statements of the Company annually since 1931. The Company has been advised that representatives of Price Waterhouse will be present at the meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

          Adoption of proposal 2 will require the affirmative vote of a majority of the Common Stock present or represented at the meeting, and abstentions will have the effect of votes in opposition, and broker non-votes will not have any effect on the vote.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.


                                PROPOSAL NO. 3

                             SHAREHOLDER PROPOSAL
                  RELATING TO DIRECTORS' RETIREMENT BENEFITS

Mr. William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, who was a holder of 450 shares of Aquarion Company Common Stock as of September 21, 1995, has submitted the following shareholder proposal:

          "RESOLVED, that the shareholders assembled in person and by proxy, recommend (i) that all future non-employee directors not be granted pension benefits and (ii) current non-employee directors voluntarily relinquish their pension benefits."

SUPPORTING STATEMENT

          "Aside from the usual reasons, presented in the past, regarding "double dipping", that is outside (non-employee) directors who are in almost all cases amply rewarded with their pension at their primary place of employment, and in many instances serving as outside pensioned directors with other companies, there are other more cogent reasons that render this policy as unacceptable.

          Traditionally, pensions have been granted in both the private and public sectors for long term service. The service component usually represents a significant number of hours per week. The practice of offering pensions for consultants is a rarity. Outside directors' service could logically fit the definition of consultants and pensions for this type of service is an abuse of the term.

          But more importantly, outside directors, although retained by corporate management, namely the C.E.O., are in reality representatives of shareholders. Their purpose is to serve as an impartial group to which management is accountable. Although outside directors are certainly entitled to compensation for their time and expertise, pensions have the pernicious effect of compromising their impartiality. In essence, pensions are management's grants to outside directors to insure their unquestioning loyalty and acquiescence to whatever policy management initiates, and at times, serving their own self interest. Thus, pensions become another device to enhance and entrench management's controls over corporate policies while being accountable only to themselves. I am a founding member of the Investors Rights Association of America and I feel this practice perpetuates a culture of corporate management "cronyism" that can easily be at odds with shareholder and company interest.

          A final note in rebuttal to management's contention that many companies offer their outside directors pensions, so they can attract and retain persons of the highest quality. Since there are also companies that do not offer their outside directors pensions, can management demonstrate that those companies that offer pensions have a better performance record than their non-pensioned peers? In addition, do we have any evidence of a significant improvement in corporate profitability with the advent of pensions for outside directors?

          I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION." BOARD OF DIRECTORS STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL

          The Board of Directors believes that this proposal is not in the best interest of Aquarion Company and its shareholders and urges a vote AGAINST the resolution.

          To continue to attract and retain directors of the highest caliber, with recognized leadership qualities, experience and ability, it is important that the Company provide compensation that is competitive with that offered by other comparable companies. The Board has been advised by its outside compensation consultants that the compensation package it offers to non-employee directors, including retirement benefits, is consistent with general industry practice.

          The proposal suggests that retirement benefits constitute "double-dipping" by non-employee directors, who may receive retirement benefits from others while remaining eligible to receive such benefits from the Company. The benefits the Company provides to non-employee directors relate solely to the services they provide to the Company, and their receipt of benefits from others is irrelevant.

          The Board strongly disagrees with the comparison of non-employee directors to consultants. Consultants are generally responsible for specific assignments of a short-term nature, while directors have ongoing relationships with their companies and are responsible for the long-term viability and success of those companies. Additionally, directors have a fiduciary responsibility to fairly represent the best interests of shareholders, whereas consultants' responsibilities are generally defined by the terms of the contractual arrangements with their clients.

          The argument in the proposal that the directors' retirement benefits contribute to "entrench management's controls over corporate policies" is without merit. The proponent offers no evidence that the retirement benefits for directors compromises in any way the impartiality of the Company's directors.

          The compensation that the Company provides to non-employee directors, including retirement benefits, is fair and appropriate in view of the substantial time, effort and potential liability involved in serving as a member of the Board.

          Adoption of proposal 3 will require the affirmative vote of a majority of the Common Stock present or represented at the meeting, and abstentions will have the effect of votes in opposition, and broker non-votes will not have any effect on the vote.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ADOPTION OF THIS PROPOSAL.

                                 OTHER TRANSACTIONS

          In connection with Mr. Schmidt's relocation to Connecticut, the Company made a loan to Mr. Schmidt on December 12, 1995 in the amount of $151,000 for the purpose of purchasing a residence in the Connecticut area.
The loan is to be repaid promptly after the closing on the sale of his prior residence and in any event within fifteen days of closing. The loan, originally due on March 12, 1996, was interest free until that date and since it remains outstanding is now being charged interest at the annual rate of 6.7%.


                                 ANNUAL REPORT

          Beginning on March 21, 1996 the Company is mailing to its shareholders of record copies of its Annual Report for the year ended December 31, 1995.
Such Report is not a part of the proxy materials.

          THE COMPANY WILL FURNISH TO ANY BENEFICIAL OWNER OF ITS COMMON STOCK UPON WRITTEN REQUEST, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR 1995 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE ADDRESSED TO CORPORATE COMMUNICATIONS, AQUARION COMPANY, 835 MAIN STREET, BRIDGEPORT, CONNECTICUT 06601.



                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

          Any proposal that a shareholder intends to present at the 1997 Annual Meeting must be received at the Company's principal executive offices by November 20, 1996 to be included in the proxy statement and form of proxy relating to the meeting.



                                 OTHER MATTERS


OTHER BUSINESS

          Management knows of no other matters to be presented to the 1996 Annual Meeting of Shareholders. If any additional matters should be properly presented, it is the intention of the persons named in the proxy to vote with respect to such matters in accordance with their best judgment.

                              By Order of the Board of Directors


                              Larry L. Bingaman
                              Secretary

AQUARION COMPANY                                              COMMON STOCK PROXY

ANNUAL MEETING OF SHAREHOLDERS -- APRIL 23, 1996

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


        Donald M. Halsted, Jr., Jack E. McGregor and Richard K. Schmidt, or any of them with power of substitution, are hereby appointed proxies of the undersigned to vote all common stock of Aquarion Company owned by the undersigned at the Annual Meeting of Shareholders to be held in Center Barnstead, New Hampshire on April 23, 1996 or any adjournment thereof, upon such business as may properly come before the meeting, including the following items, as set forth in the Notice of Meeting and Proxy Statement:

1. Election of Class II   2. Ratification of selection   3. To consider a share-
   Directors                 of independent accountants     holder proposal
                                                            relating to the
                                                            retirement plan for
                                                            non-employee
                                                            directors

        The shares represented hereby will be voted in accordance with the directions given by the shareholder. If not otherwise directed, the shares represented by this proxy will be voted for Proposals 1 and 2 and against Proposal 3.

                 (Continued and to be signed, on reverse side)

--------------------------------------------------------------------------------
                [UP ARROW]   FOLD AND DETACH HERE   [UP ARROW]

--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR Proposals 1 and 2 and AGAINST
Proposal 3:                                                                  [X]


1. Election of Class II Directors
                                                  I plan to attend
   FOR      WITHHOLD                              the meeting.    [_]
   [_]         [_]

   NOMINEES: Janet D. Greenwood, Donald M. Halsted, Jr. and John A. Urquhart

   (To withhold authority to vote for any individual nominee, write that nominee's name on space provided below.)

2. Ratification of selection of Price Waterhouse as independent accountants

   FOR       AGAINST     ABSTAIN
   [_]         [_]         [_]

3. To consider a shareholder proposal relating to the retirement plan for non-employee directors

   FOR       AGAINST     ABSTAIN
   [_]         [_]         [_]


                                                        Dated:           , 1996
                                                               ----------

                                                       ------------------------
                                                       Signature of Shareholder

                                                 -------------------------------
                                                   Signature (if held jointly)

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Please mark, date, sign and return promptly in the enclosed envelope, which requires no postage if mailed in the U.S.A. When signing as attorney, executor, trustee or guardian or in other representative capacities, please give full title as such.

--------------------------------------------------------------------------------
                [UP ARROW]   FOLD AND DETACH HERE   [UP ARROW]


                               AQUARION COMPANY

                        Annual Meeting of Shareholders
                            Tuesday, April 23, 1996
                                  10:00 a.m.

                                 Timco, Inc.
                       William S. Warner Custom Building
                                 Depot Street
                     Center Barnstead, New Hampshire 03225

                  IF YOU PLAN TO ATTEND THE ANNUAL MEETING OF
                 SHAREHOLDERS, PLEASE CHECK THE ABOVE BOX AND
                   AN ADMISSION CARD WITH DIRECTIONS WILL BE
                                 SENT TO YOU.